Exhibit 99.1

Imperial Oil Limited 237 4th Avenue S.W. Calgary, Alberta Canada T2P 3M9	News Release

Imperial Oil Announces Executive Appointment

Calgary February 24, 2010—P.A. (Paul) Smith, currently senior vice-president, finance and administration, and treasurer of Imperial Oil Limited, has announced his intention to retire effective April 30, 2010 following 30 years of service with the company.

The Board of Directors of Imperial Oil Limited has appointed P.J. (Paul) Masschelin, currently controller, ExxonMobil Refining & Supply and ExxonMobil Research & Engineering to succeed Mr. Smith as senior vice-president, finance and administration, and treasurer effective May 1, 2010.

Mr. Smith was born in Toronto, Ontario. He holds an undergraduate degree in economics and MBA from the University of Toronto and became a Chartered Accountant in 1979. He joined Imperial Oil in 1980 and has held a variety of financial positions within the company. In 1990 he was appointed to the position of Cold Lake plant manager and in 1992, national marketing manager for Imperial’s branded associates business. In 1994, he became the controller for Imperial Oil. In 1996, Mr. Smith moved to New Jersey as the assistant controller of Exxon Corporation International and in 1997, he moved to Dallas as the corporate finance manager for Exxon Corporation, now Exxon Mobil Corporation.

In 2002 he was appointed as controller and senior vice-president, finance and administration for Imperial Oil and was elected to the company’s board of directors. In February 2008, he was appointed to his present position as senior vice-president, finance and administration, and treasurer.

Mr. Smith is a member of the Financial Executives International Canada.

Mr. Masschelin, a native of Belgium, holds an MBA from Catholic University in Leuven, Belgium as well as undergraduate degrees in Commercial Engineering and Actuarial Sciences. He joined Exxon in Brussels, Belgium in 1980 and has held a variety of positions during his career in Audit, Controller’s, Treasurer’s across Exxon’s chemical, upstream and corporate activities. He has held increasingly senior roles in Exxon’s financial management functions globally including assignments in Chile, Singapore and Houston. In 2001, he relocated to Rome with responsibility for the financial aspects of ExxonMobil’s downstream activities in the Mediterranean basin. Mr. Masschelin has been based in Fairfax, Virginia since 2003 where he initially led the Global Product Movements and Inventory organization, and assumed his current position in 2007.

Imperial Oil is one of Canada’s largest corporations and a leading member of the country’s petroleum industry. The company is a major producer of crude oil and natural gas, Canada’s largest petroleum refiner and a leading marketer with a coast-to-coast supply network that includes about 1,850 service stations.

For further information:

Investor inquiries Mark Stumpf Investor Relations 403-237-4537	Media inquiries Gordon Wong Public Affairs 403-237-2710